Exhibit 9(d)(1)

                         Scudder Service Corporation
                               Fee Information
                       as Shareholder Service Agent for
                         AARP Growth and Income Fund

General

        Fees are based on an annual per shareholder account charge for account servicing plus out-of-pocket expenses.

        Fees are billable on a monthly basis at the rate of 1/12 of the annual charge. A charge is made for an account in the month that an account opens or closes.

                   Basic Annual per Account Fee           $ 8.75
                           (per account, per year)

Out-of-Pocket Expenses

        Out-of-pocket expenses include but are not limited to: postage, form, telephone, microfilm, microfiche and expenses incurred at the specific direction of the Fund.

Payment

        The above will be charged against the Fund's custodian checking account five (5) days after the invoice is presented for payment.


        AARP Growth and Income Fund             Scudder Service Corporation

        By /s/ [ILLEGIBLE]                      By /s/ David S. Lee
           ------------------------                -------------------------
        Title  President                        Title  President
        Date   June 1, 1988                     Date   June 1, 1988